BioSpecifics Technologies Corp. Announces Appointment
of George Gould to Board of Directors

LYNBROOK, NY – December 9, 2011 – BioSpecifics Technologies Corp. (NASDAQ: BSTC), a biopharmaceutical company developing first in class collagenase-based products marketed as XIAFLEX® in the U.S. and XIAPEX® in Europe and Eurasia, today announced the appointment of George Gould, Esq., to its Board of Directors effective December 6, 2011. Mr. Gould, an attorney, is Principal of George M. Gould, LLC, and of counsel to Gibbons PC. He has deep expertise in pharmaceutical and biotechnology intellectual property law and has extensive experience as an expert witness in patent cases. Notably, he was Vice President of Licensing and Corporate Development and Chief Patent Counsel at Hoffmann-La Roche for 28 years.

During Mr. Gould’s tenure at Roche, he helped negotiate and draft pioneering agreements with leading biotechnology companies including Genentech for alpha and beta interferon; Immunex Corporation for Interleukin-2; Dainippon Pharmaceutical Co. Ltd. for Interleukin-1; Cetus Corporation for Polymerase Chain Reaction (PCR); PDL BioPharma for Zenapax®, a humanized antibody product; and Research Corporation for Pegasys®, a form of PEGylated interferon. Mr. Gould also negotiated arrangements with many universities and government agencies, such as the University of Texas Medical Branch for thymosin; the University of California for endorphins and human growth hormone; Harvard Medical School for chemotactic peptides; NYU Medical School for the malaria vaccine; and the National Institutes of Health for ddC for the treatment of AIDS.

“I am very pleased to become a part of the BioSpecifics board. The Company has made significant achievements in the area of biopharmaceutical development during its 20 years as a public company and, given its small size, BioSpecifics’ accomplishments are outstanding in my opinion. Now that XIAFLEX is approved for Dupuytren’s contracture in the United States and Europe and is moving forward with multiple clinical trials for additional indications, BioSpecifics has major progress potential ahead and I look forward to contributing to its continued success,” said Mr. Gould.

“We are delighted that George has joined our Board of Directors. He has sat on the board of a number of public pharmaceutical companies and was at Hoffmann-La Roche for 28 years as a Vice President in licensing and IP. I believe his experience and expertise will be invaluable to BioSpecifics as XIAFLEX advances toward approval in several new clinical indications,” reflected Thomas Wegman, President of BioSpecifics.

Mr. Gould has served on the Board of Directors of Tapestry Pharmaceuticals, Supratek Pharma, AngioGenex and Protein Design Labs. Prior to his current work, he was Senior Vice President at Pharmagenics for 1 year and before that, he was Vice President of Licensing and Corporate Development and Chief Patent Counsel at Hoffmann-La Roche for 28 years. He was also a Senior Patent Attorney at Esso Research & Engineering Co. for 6 years and was an organic chemist at Merck. He holds a JD from Columbia University School of Law and a LLM from New York University School of Law. He received a BA in Organic Chemistry from The Johns Hopkins University.

About BioSpecifics Technologies Corp.

BioSpecifics Technologies Corp. is a biopharmaceutical company that has developed injectable collagenase for twelve clinical indications. Its partner Auxilium Pharmaceuticals, Inc. markets XIAFLEX® in the U.S. for the treatment of Dupuytren's contracture in adults with palpable cord in the palm and is also developing XIAFLEX for the treatment of Peyronie's disease, which is currently in Phase 3 pivotal clinical trials, as well as for Frozen Shoulder (Adhesive Capsulitis) and cellulite. Pfizer, Inc. is responsible for marketing XIAPEX® for Dupuytren’s contracture in the 27 European Union member countries and 19 other European and Eurasian countries and also has commercialization and development rights for Peyronie’s disease in these same territories. Asahi Kasei Pharma Corporation has development and commercial rights for XIAFLEX for Dupuytren’s contracture and Peyronie’s disease in Japan. BioSpecifics is developing XIAFLEX internally for human and canine lipomas. More information about the Company may be found on its website at www.biospecifics.com.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of, and made pursuant to the safe harbor provisions of, The Private Securities Litigation Reform Act of 1995. Any statements, other than statements of historical fact, including statements regarding our strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management, expected revenue growth, and the assumptions underlying or relating to such statements, are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as "believe," "expect," "anticipate," "plan," "estimate," “likely,” “may,” “will,” “could,” “continue,” “project,” “predict”, “goal,” the negative or plural of these words, and other similar expressions. Our forward-looking statements are only predictions based on our current expectations and our projections about future events. There are a number of important factors that could cause our actual results to differ materially from those indicated by such forward-looking statements, including the statements made by us and by our partner Auxilium Pharmaceuticals, Inc. (“Auxilium”) regarding progress toward achievement of Auxilium’s objectives for the U.S. launch of XIAFLEX® for Dupuytren’s contracture, including, among other things, developments in the reimbursement process; the ability of Pfizer, Inc. to achieve its objectives for XIAPEX® in Europe; the ability of Asahi Kasei Pharma Corporation to achieve its objectives for XIAFLEX in Japan; the success of the Phase III trials for XIAFLEX for the treatment of Peyronie’s disease; our ability to conduct clinical trials or development work for additional indications, which may be limited by our development and license agreement, as amended August 31, 2011, with Auxilium; the outcome of future clinical trials for additional indications including frozen shoulder, cellulite, human lipoma and canine lipoma, all of which will determine the amount of milestone, royalty and sublicense income we may receive; the potential of XIAFLEX to be used in additional indications; the receipt of any applicable milestone payments from Auxilium; and other risk factors identified in our Annual Report on Form 10-K for the year ended December 31, 2010 and in other reports we file from time to time with the Securities and Exchange Commission. All forward-looking statements included in this release are made as of the date hereof, and we assume no obligation to update these forward-looking statements.

Contact:

BioSpecifics Technologies Corp.
Thomas L. Wegman, President
(516) 593-7000
thomas_wegman@biospecifics.com